SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                        Boston Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    100582105
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                                 (CUSIP Number)

                                   May 8, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 100582105                    13G                     Page 2 of 9 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Renaissance Technologies Corp.; 13-3127734
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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               5.    SOLE VOTING POWER

                     1,233,700
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,233,700
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,233,700
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.88%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      1A
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100582105                    13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      RIEF Trading LLC ; 20-2964171
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     985,300
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            985,300
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      985,300
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 100582105                    13G                     Page 4 of 9 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James H. Simons
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,233,700
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,233,700
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,233,700
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.88%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a)   Name of Issuer.

            Boston Communications Group Inc.

      (b)   Address of Issuer's Principal Executive Offices.

            55 Middlesex Turnpike
            Bedford, MA 01730

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed by Renaissance Technologies Corp. ("RTC"), RIEF Trading LLC ("RIEF") and James H. Simons ("Simons").

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of the reporting persons is:

            800 Third Avenue
            New York, New York 10022

      (c)   Citizenship.

            Dr. Simons is a United States citizen,
            RTC is a Delaware corporation, and
            RIEF is a Delaware limited liability company.

      (d)   Title of Class of Securities.

            Common Stock, $0.01 par value

      (e)   CUSIP Number. 100582105


                               Page 5 of 9 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   [ ] Broker or dealer registered under Section 15 of the Act.
      (b)   [ ] Bank as defined in Section 3(a)(6) of the Act.
      (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
      (e)   [X] Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d"1(b)(1)(ii)(F).
      (g)   [ ] Parent holding company, in accordance with Sec.
                240.13d-1(b)(ii)(G).
      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.

            RTC:    1,233,700 shares (includes shares held by RIEF).

            RIEF: 985,300 shares. The filing of this statement shall not be construed as an admission that RIEF is the beneficial owner of any such shares for purpose of Section 13(d) of the Securities Exchange Act of 1934.

            Simons: 1,233,700 shares, comprising the shares beneficially owned by RTC, because of Dr. Simons' position as control person of RTC.

      (b)   Percent of Class.   RTC:     6.88%
                                RIEF:    5.5%
                                Simons:  6.88%

      (c)   Number of shares as to which each such person has

            (i)   sole power to vote or to direct the vote: RTC:    1,233,700
                                                            RIEF:   985,300
                                                            Simons: 1,233,700

            (ii)  shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of:
                                                            RTC:    1,233,700
                                                            RIEF:   985,300
                                                            Simons: 1,233,700

            (iv)  shared power to dispose or to direct the disposition of: 0


                               Page 6 of 9 Pages

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.


                               Page 7 of 9 Pages

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 17, 2006


                                           /s/ James H. Simons
                                           -------------------------------------
                                           James H. Simons


                                           Renaissance Technologies Corp.


                                           By: /s/ Mark Silber
                                               ---------------------------------
                                               Name:  Mark Silber
                                               Title: Vice President


                                           RIEF Trading LLC

                                           By: Renaissance Technologies Corp.,
                                               its Managing Member


                                           By: /s/ Mark Silber
                                               ---------------------------------
                                               Name:  Mark Silber
                                               Title: Vice President

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


                               Page 8 of 9 Pages

                                  EXHIBIT 99.1

                     AGREEMENT REGARDING JOINT FILING UNDER
                     UNDER RULE 13D-1(K) OF THE EXCHANGE ACT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the filing on behalf of each of a Statement on Schedule 13G, and all amendments thereto, with respect to the shares of Common Stock of Boston Communications Group, Inc.

Date: May 17, 2006


                                           /s/ James H. Simons
                                           -------------------------------------
                                           James H. Simons


                                           Renaissance Technologies Corp.


                                           By: /s/ Mark Silber
                                               ---------------------------------
                                               Name:  Mark Silber
                                               Title: Vice President


                                           RIEF Trading LLC


                                           By: Renaissance Technologies Corp.,
                                               its Managing Member


                                           By: /s/ Mark Silber
                                               ---------------------------------
                                               Name:  Mark Silber
                                               Title: Vice President


                               Page 9 of 9 Pages